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                                                                  EXHIBIT 99.1

NEWS RELEASE                                                    [TENNECO LOGO]

         For Immediate Release

         Contacts:       Jane Ostrander
                         Media Relations
                         847 482-5607
                         jostrander@tenneco.com
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                         Leslie Hunziker
                         Investor Relations
                         847 482-5042
                         lhunziker@tenneco.com
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                     TENNECO ANNOUNCES EXECUTIVE APPOINTMENT
  Alain Michaelis Named Senior Vice President Global Supply Chain Management &
                                  Manufacturing

LAKE FOREST, ILLINOIS -- July 19, 2007 -- Tenneco (NYSE: TEN) announced today the appointment of Alain Michaelis, 40, as senior vice president, global supply chain management & manufacturing, effective August 27, 2007. Michaelis will be responsible for the company's worldwide purchasing, logistics and material management functions, as well as Tenneco's global manufacturing programs.

Michaelis will serve on the company's senior management team and report directly to Gregg Sherrill, chairman and CEO.

"I'm delighted to welcome Alain Michaelis back to the Tenneco team," Sherrill said. "His strong expertise and leadership in supply chain management and manufacturing logistics will help drive Tenneco's operational excellence and support our growth globally."

Michaelis returns to Tenneco after working three years at Wolseley PLC, where he served as the supply chain director for Europe. Before that, Michaelis worked for Tenneco since 1996, serving as the executive director for exhaust operations in Europe, as well as holding operations and logistics positions for South America & Asia and the United States. He began his career in London at Ove Arup Partnership as a design engineer.

Michaelis holds a bachelor's degree in engineering from London University and an MBA from INSEAD in France.

Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.


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